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                                                             EXHIBIT NUMBER 99.1

NEWS RELEASE

For:              Sterigenics International, Inc.
                  510-770-9000

Contacts:         James F. Clouser
                  President and CEO, extension 127
                  Carole-Lynn Glass, extension 126
                  Pamela Wilkerson, extension 130

                                                       FOR IMMEDIATE RELEASE
                                                       June 11, 1999


         ION BEAM APPLICATIONS TO ACQUIRE STERIGENICS INTERNATIONAL FOR
                             $27 PER SHARE IN CASH

                  FREMONT, CALIFORNIA - Ion Beam Applications s.a. (IBA), a leading designer of particle accelerators, based in Belgium, has definitively agreed to acquire SteriGenics International, Inc. (Nasdaq: STER), a Fremont, California based provider of high-quality contract Gamma sterilization, microorganism reduction and radiation processing services. Under the terms of the agreement, the stockholders of SteriGenics will receive US$27 per share in cash, valuing the equity of the company at approximately US$235 million. IBA expects to commence a tender offer for all outstanding shares of SteriGenics within the next 5 business days. The Boards of Directors of both companies have approved the transaction. IBA, a fast growing particle accelerator equipment provider, made its first foray into sterilization services through the acquisition in April 1999 of Griffith Micro Sciences, a Chicago-based Eto sterilization services
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provider. The acquisition of SteriGenics is designed to permit the delivery of complementary sterilization technologies to its customer base: "The acquisition of SteriGenics will allow us to provide our customers increased technology choices including Eto, Electron Beam, X-Ray and Gamma", added Pierre Mottet, CEO of IBA. James F. Clouser, the CEO of SteriGenics International, stated that "a combination of IBA and SteriGenics will help meet the increasing customer demands for one-stop technology shopping for the medical device sterilization, food pasteurization and polymer modification industries."

                  The closing of the acquisition is subject to customary conditions, including receipt of necessary governmental approvals.

                  Bear, Stearns International Ltd. Inc. acted as financial advisor to IBA and PaineWebber, Incorporated, SC Cowen Securities Corporation and TM Capital Corp. represented SteriGenics International in this transaction.

         IBA, based in Louvain-La-Neuve in Belgium, is a world leader in the design and production of particle accelerators for medicine and industry. It currently markets 5 different products in three fast-growth, niche markets: medical imaging, cancer therapy and industrial ionization. IBA is a public company quoted on the Brussels Stock Exchange.

         SteriGenics International, Inc., headquartered in Fremont, California, is a provider of high-quality contract irradiation and sterilization services, with 20 years of experience in the design and development of gamma irradiation facilities and equipment. In addition to its Medical Sterilization Division, serving the healthcare products market, the Company also maintains an Advanced Applications Division, providing microbial reduction and materials processing services to a variety of markets such as spices, herbs, botanicals, cosmetics, fresh foods, nutraceuticals, food and beverage packaging, semiconductor devices, gemstones and industrial materials. SteriGenics is expanding its network of irradiation facilities both domestically and internationally. Upon completion of the Company's Thailand complex and its gamma plants under construction in the United States, SteriGenics will operate a total of 18 irradiation processing facilities worldwide.

         This press release contains forward-looking statements regarding SteriGenics' potential markets and business prospects. Because such statements deal with future events, they are subject to various risks and uncertainties and actual results may differ materially from SteriGenics' expectations. Facts that could cause or contribute to differences include, but are not
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limited to, risks set forth in SteriGenics' annual report on form 10-K as filed with the Securities and Exchange Commission on June 29, 1998 and quarterly report on form 10-Q as filed with the Securities and Exchange Commission on February 16, 1999.